                                VOTING AGREEMENT



                 This Voting Agreement (this "Agreement") is entered into as of February 3, 1994 by and among Westwood One, Inc., a Delaware corporation
(the "Company"), Norman J. Pattiz ("Shareholder"), and Infinity Network Inc., a Delaware corporation ("Manager Sub") which is a wholly-owned subsidiary of Infinity Broadcasting Corporation, a Delaware corporation ("Manager").

                               R E C I T A L S :

                 A. Concurrent with the execution of this Agreement, (1) the Company has acquired all of the outstanding shares of capital stock (the "Acquisition") of Unistar Radio Networks, Inc., a Delaware corporation, (2) the Manager Sub has purchased from the Company 5,000,000 shares of Common Stock and options to acquire an additional 3,000,000 shares of Common Stock pursuant to a Securities Purchase Agreement dated of even date herewith between the Company and Manager Sub (the "Securities Purchase Agreement"), and (3) the Company has engaged the Manager to provide management services to the Company pursuant to a Management Agreement dated of even date herewith between the Company and the Manager (the "Management Agreement").

                 B. Concurrent with or prior to the execution of this Agreement, the Bylaws of the Company have been amended to provide that the authorized number of directors constituting the Board of Directors of the Company (the "Board") shall be nine (9), certain directors of the Company have resigned, and the remaining directors have appointed new directors to fill the vacancies created by such resignations and such increase in the Board size such that the Board, as presently constituted, complies with the provisions hereof regarding the rights of the parties hereto to designate persons for election to the Board.

                 C. The Manager has required, in connection with the Management Agreement and the Securities Purchase Agreement and as a condition to both such agreements, and as further consideration for the Acquisition, that this Agreement be entered into in order to (1) provide Manager with the right to designate persons for election to the Board as herein set forth, and (2) provide for the voting of the Class B Stock of the Company (the "Class B Stock") by the Shareholder as provided herein. Accordingly, the parties desire to enter into this Agreement and to provide for such rights and such voting.





                                   Exhibit 6

                              A G R E E M E N T :

                 NOW, THEREFORE, in consideration of the agreements contained herein and in the Securities Purchase Agreement and the Management Agreement, and as additional consideration for the Acquisition, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 1. Designation of Board Members. The Company agrees to use all reasonable efforts to appoint and maintain as members of the Board:

                          (a) three (3) independent directors, who are not officers or employees of either the Company or Manager, designated by a nominating committee of the Board (the "Nominating Committee") consisting of one director designated to serve on such committee by the Shareholder and one director designated to serve on such committee by the Manager Sub (the "Independent Directors");

                          (b)     three (3) members designated by the
                 Shareholder pursuant to this Agreement (the "Shareholder Designees"); and

                          (c) three (3) members designated by the Manager Sub pursuant to this Agreement (the "Manager Designees").

                 The number of Manager Designees and Shareholder Designees are subject to elimination, as provided in Sections 8 and 9 below.

                 Except as provided in Sections 9 and 10, the Company, Shareholder and Manager Sub (Shareholder and Manager Sub being herein collectively referred to as the "Voting Parties") agree that they will not take any action to reduce or increase the authorized number of Board members (which is presently nine (9)) without the written consent of the Voting Parties, excluding however any party whose rights hereunder have been terminated in accordance herewith. Pursuant to Sections 9 and 10, the Voting Parties shall take all necessary action to reduce the size of the Board of Directors to the size thereof called for by Section 9 or 10, as the case may be.

                 2. Agreement to Vote Shares. Each of the Voting Parties hereby agrees to vote any and all shares of the Company held by him or it on the record date for establishing stockholders entitled to so vote in favor of the election as directors





                                      B-2.


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of the Company of the Independent Directors, the Shareholder Designees and the
Manager Designees, as determined in accordance with the provisions hereof.

                 3.       Notice of Designated Members.

                          (a)     In connection with any proposed meeting of
the stockholders of the Company at which the term of office of any of the Shareholder Designees or Manager Designees (collectively, the "Designated Members") will expire, the party who originally designated such member hereunder (the "Designating Party") may, by written notice to the Company, notify the Company of the name of a person it designates as a replacement for such Designated Member whose term of office is then expiring, which notice must be received by the Company not less than thirty (30) calendar days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that the notice shall be considered effective, notwithstanding the foregoing, if it is received by the Company at a time when the Company can thereafter fulfil its obligations hereunder in a timely manner and without incurring any material expense in connection with or any delay of such meeting of stockholders. Substantially concurrent with any such notification, the Designating Party shall provide the Company with all information which the Company may require with respect to such replacement person in order to comply with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission in connection with such meeting. The Company shall, at least ten (10) days prior to such meeting, notify the Voting Parties of any replacement person so designated by such Designating Party, and the Voting Parties shall accordingly comply with Section 2 above in voting their shares of the Company at such meeting. For purposes of the preceding sentence, any proxy statement of the Company which discloses that the management nominees to the Board have been designated in accordance with this Agreement shall be deemed to constitute notice to the Voting Parties of their obligation to vote for such management nominees in accordance with this Agreement. If any Designating Party fails to notify the Company that it desires to replace its existing Designated Member in accordance with the foregoing procedure, such Designating Party shall be deemed to have designated for re-election such existing Designated Member, and the Voting Parties shall, in all cases when not otherwise notified in accordance with this paragraph, vote for the re-election of such Designated Member at such meeting.

                          (b)     Notwithstanding the foregoing, each
Designated Member must be reasonably acceptable to the Company.





                                      B-3.


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Any Designated Member shall be deemed reasonably acceptable unless such person is affirmatively determined to be unacceptable to the Company by a majority of all Board members who were not designated by the Designating Party that designated the person in question. In reaching such determination, such Board members may consider, among other things, the Designated Member's qualifications, experience, personal background and conflicts of interest that might result from other business affiliations. The Company shall cause a meeting of the Board to be convened, for the purpose of making such determination, upon the request of any of the Voting Parties. If a person is determined to be unacceptable in accordance with this paragraph, the Designating Party shall be given an opportunity to designate another person instead. The Voting Parties agree that the original designees set forth in
Section 6 are acceptable.

                 4. Notice of Independent Directors. In connection with any proposed meeting of the stockholders of the Company at which the term of office of any of the Independent Directors will expire, the Company shall, at least ten (10) days prior to the mailing of the proxy statement in respect of such meeting, notify the Voting Parties of any replacement person designated by the Nominating Committee in respect of such Independent Director whose term of office will expire, in which case the Voting Parties shall, in accordance with
Section 2 hereof, vote their shares for the election of such replacement Independent Director. For purposes of the preceding sentence, any proxy statement of the Company which discloses that the management nominees to the Board have been designated in accordance with this Agreement shall be deemed to constitute notice to the Voting Parties of their obligation to vote for such
management nominees in accordance with this Agreement.   In the absence of any
such notice to the Voting Parties, the Voting Parties shall vote for the re-election of the incumbent Independent Director whose term of office will so expire.

                 5. Interim Board Vacancies. If any Designated Member dies or becomes disabled, resigns from the Board or is removed from the Board prior to the expiration of such Designated Member's term on the Board, the Designating Party that designated such Designated Member shall designate a replacement Designated Member and notify each of the Voting Parties of such designation. If any Independent Director dies or becomes disabled, resigns from the Board or is removed from the Board prior to the expiration of such Independent Director's term on the Board, the Nominating Committee shall designate a replacement Independent Director and notify each of the Voting Parties of such designation. The Voting Parties agree that, in either such event, they shall request their respective Designated Members to vote, as members of the Board and to the extent consistent with





                                      B-4.


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the discharge of their fiduciary duties to the Company, for the appointment of such replacement Designated Member or Independent Director, as the case may be, to the Board, and the Company agrees to promptly convene a meeting of the Board for the purpose of considering such appointment.

                 6. Original Designees. The parties acknowledge and agree that, at the date of this Agreement, the Independent Directors and Designated Members are as follows:

                             Independent Directors

                         (to be determined within 90
                          days after the date hereof)


                             Shareholder Designees

                                Norman J. Pattiz
                                Paul G. Krasnow
                                Arthur E. Levine

                             Manager Sub Designees

                                 Mel Karmazin
                                Farid Suleman
                                William Hogan


                 7. Additional Voting Obligation of Shareholder. The Shareholder agrees that until the earlier to occur of (a) the expiration or termination of the Management Agreement and (b) the Shareholder ceasing to be the Chairman of the Company other than as a result of a Removal for Cause, if any matter is presented to the stockholders of the Company for a vote, he will vote all of his shares of Class B Stock only in accordance with the recommendation of a majority of the full incumbent Board. Such recommendation may be set forth in the Company's proxy statement, or may be set forth in a notice to the Shareholder signed by Board members constituting such majority, and in either case the Shareholder agrees to so vote in accordance with such recommendation, provided, however, that the Company shall indemnify Shareholder and hold him harmless from any and all loss or liability resulting from any claims made against Shareholder based upon, arising out of or relating to his agreement to vote his shares of Class B Stock in the manner recommended by the Board. For purposes of this Section 7, "Removal for Cause" shall mean the termination of the Shareholder as Chairman of the Company for cause pursuant to the terms of Section 6.1(a) of that





                                      B-5.


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certain Employment Agreement dated October 18, 1993 between the Company and the
Chairman.

                 8. Nomination and Election of Shareholder as Chairman. Manager Sub agrees that, so long as the Shareholder (a) has not been subject to a Removal for Cause, (b) is a Director and (c) the Shareholder holds at least one-sixth (1/6) of the shares of the Company held as of the date of this Agreement, Manager Sub shall direct its respective Designated Members to vote, as members of the Board and to the extent consistent with the discharge of their fiduciary duties to the Company, for the appointment and nomination of the Shareholder as Chairman.

                 9. Termination of Shareholder's Designation Rights. At such time as the Shareholder fails to hold shares of the Company representing at least two-thirds (2/3) of the shares of the Company held by the Shareholder at the date of this Agreement, the designation rights of the Shareholder under
Section 1 shall be reduced so that the Shareholder shall only have the right to designate two Shareholder Designees, and the total number of directors of the Company shall be reduced by one. At such time as the Shareholder fails to hold shares of the Company representing at least one-third (1/3) of the shares of the Company held by the Shareholder at the date of this Agreement, the designation rights of the Shareholder under Section 1 shall be further reduced so that the Shareholder shall only have the right to designate one Shareholder Designee, and the total number of directors of the Company shall be further reduced by one. At such time as the Shareholder fails to hold any of the shares of the Company held by the Shareholder at the date of this Agreement, the designation rights of the Shareholder under Section 1 shall be terminated and the total number of directors of the Company shall be further reduced by one.

                 10. Termination of Manager Sub's Designation Rights. At such time as the Manager Sub fails to hold or have rights to acquire shares of the Company representing at least two-thirds (2/3) of the Manager Sub Shares, the designation rights of the Manager Sub under Section 1 shall be reduced so that the Manager Sub shall only have the right to designate two Manager Sub Designees, and the total number of directors of the Company shall be reduced by one. At such time as the Manager Sub fails to hold or have rights to acquire shares of the Company representing at least one-third (1/3) of the Manager Sub Shares, the designation rights of the Manger Sub under Section 1 shall be further reduced so that the Manager Sub shall only have the right to designate one Manager Sub Designee, and the total number of directors of the Company shall be reduced by one. At such time as the Manager Sub fails to hold or have rights to acquire any Manager Sub





                                      B-6.


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Shares, the designation rights of the Manager Sub under Section 1 shall be terminated and the total number of directors of the Company shall be further reduced by one. For purposes of this Section 9, "Manager Sub Shares" means (a) all 5,000,000 shares of Common Stock acquired by Manager Sub under the Securities Purchase Agreement, (b) to the extent vested, up to the 3,000,000 shares of Common Stock that may be acquired by Manager Sub under the Purchase Warrant (as defined in the Securities Purchase Agreement) and (c) to the extent vested, up to the 1,500,000 shares of Common Stock that may be acquired by Manager Sub under the Stock Incentive Option (as defined in the Management Agreement).

                 11. Full Termination of Agreement. This Agreement shall terminate in full at such time as the Management Agreement is terminated pursuant to the terms thereof. This Agreement shall in any event fully terminate ten (10) years after the date hereof.

                 12. Assignment; Transferees of Stock. The rights of the Voting Parties to designate Designated Members hereunder may not be transferred or assigned except only that if, by reason of disability, the Shareholder is incapable of exercising his designation rights hereunder, such rights may be exercised by a conservator of his estate, and upon his death such rights may be exercised by his executor or administrator and thereafter by any party receiving from him, by testate or intestate succession, shares representing at least 50% of the voting power in the Company held by the Shareholder at the date of this Agreement. The parties agree that any shares of the Company may be sold, gifted or otherwise disposed of by the Voting Parties from time to time during the term of this Agreement and that (a) if such shares are sold in "brokers transactions" (as that term is defined under the Exchange Act) or in transactions with a market maker, such shares shall be released from the provisions of this Agreement concurrent with such sale, and (b) such shares shall otherwise remain subject to the voting provisions of this Agreement, and the transferee thereof shall be required to vote such shares in accordance with
Section 2 hereof but, except as otherwise provided in the first sentence of this paragraph, shall have no right to designate Designated Members pursuant hereto. Each of the Shareholder and Manager Sub consents to the Company inserting appropriate legends referencing the restrictions and obligations contained in this Agreement on the certificates representing the shares of the Company held by the Shareholder and Manager Sub, as the case may be, on or after the date of this Agreement. The Company undertakes to add such legends to such certificates as soon as practicable after the date hereof.





                                      B-7.


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                 13.      Miscellaneous.

                          (a)     Attorneys' Fees.  If any party to this
Agreement shall commence an action to enforce any provision of this Agreement, the unsuccessful party in such action shall pay to the prevailing party the latter's reasonable fees, costs and expenses of enforcement, including without limitation, such fees, costs and expenses of litigation and appeals.

                          (b)     Severability.  Should any one or more of the
provisions of this Agreement be determined to be illegal or unenforceable, each other provision of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                          (c)     No Waiver.  No failure or delay on the part
of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

                          (d)     Entire Agreement.  This Agreement, the
Securities Purchase Agreement, the Management Agreement, the Registration Rights Agreement (as defined in the Securities Purchase Agreement), the Purchase Warrant, the Stock Incentive Option and the Purchase Agreement (as defined in the Securities Purchase Agreement), together with the Exhibit hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith.

                          (e)     Amendment and Modification.  This Agreement
may be amended, modified and supplemented only by written agreement of the parties hereto.

                          (f)     Remedies.  The parties to this Agreement
acknowledge and agree that the breach of any of the terms of this Agreement will cause irreparable injury for which an adequate remedy at law is not available. Accordingly, it is agreed that each party hereto shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, without the requirement of the posting of any bond. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement.





                                      B-8.


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                          (g)     Notices.  Any notices hereunder shall be
deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery, by facsimile, on receipt of confirmation of transmission, twenty-four (24) hours after the prepaid deposit for overnight delivery with Federal Express or other similar overnight courier, or as of three (3) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, addressed as follows:

        If to the Company:         Westwood One, Inc.
                                   9540 Washington Boulevard
                                   Culver City, California  90232
                                   Attn:  Mr. Norman J. Pattiz
                                   Fax#:  (310) 840-0834

        with a copy to:            Riordan & McKinzie
                                   5743 Corsa Avenue, Suite 116
                                   Westlake Village, California  91362
                                   Attn:  Lawrence C. Weeks, Esq.
                                   Fax#:  (818) 706-2956

        If to Shareholder:         Mr. Norman J. Pattiz
                                   c/o Westwood One, Inc.
                                   9540 Washington Boulevard
                                   Culver City, California  90232
                                   Fax#:  (310) 840-0834

        with a copy to:            Gibson, Dunn & Crutcher
                                   2029 Century Park East, Suite 4100
                                   Los Angeles, California  90067
                                   Attn:  Don Parris, Esq.
                                   Fax#:  (310) 277-5827

        If to Manager Sub:         Infinity Network Inc.
                                   c/o Infinity Broadcasting Corporation
                                   600 Madison Avenue, 4th Floor
                                   New York, New York  10022
                                   Attn:  Mr. Farid Suleman
                                   Fax#:  (212) 898-2959

        with a copy to:            Debevoise & Plimpton
                                   875 Third Avenue
                                   New York, New York  10022
                                   Attn:  Richard D. Bohm, Esq.
                                   Fax#:  (212) 909-6836





                                      B-9.


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                          (h)     Governing Law.  This Agreement shall be
instituted and enforced in accordance with, and governed by, the laws of the State of Delaware.

                          (i)     Counterparts.  This Agreement may be executed
in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                               WESTWOOD ONE, INC.




                                              By:  /s/ Eric R. Weiss
                                                 Name: Eric R. Weiss
                                                 Title: Senior Vice President


                                               INFINITY NETWORK INC.




                                              By:  /s/ Farid Suleman
                                                 Name: Farid Suleman
                                                 Title: Vice President - Finance





                                             /s/ Norman J. Pattiz
                                                 NORMAN J. PATTIZ, individually





                                     B-10.